Exhibit 10.1

December 16, 2014

Attn: C. Robert Quint

c/o Radian Group Inc.

1601 Market Street

Philadelphia, PA 19103

Re:	Consulting Services for Radian Group Inc.

Dear Robert:

This letter sets forth the terms of the agreement between you and Radian Group Inc. (“Radian”) relating to certain consulting services that you will provide to Radian and its subsidiaries and affiliated companies (collectively, the “Company”).

1. Services.

a. Commencing April 1, 2015, you shall provide such consulting services to the Company as the Chief Executive Officer of Radian (“CEO”) may request, including transition services as necessary to ensure an effective transition of the new Chief Financial Officer of Radian. You shall exercise reasonable skill and care in providing the Services hereunder, and shall perform the Services in a professional manner, consistent with industry standards. You shall provide the Services to Radian at such times and at such locations as are suitable to you as described in this letter agreement, provided that such times and locations have been agreed to in advance between the parties.

b. You and Radian agree that it is reasonably anticipated that the Services that you will render hereunder each month will be at a level that will not exceed 20% of the average level of your services as an employee of the Company over the 36-month period preceding your termination of employment with the Company on March 31, 2015. The parties acknowledge that, for purposes of section 409A of the Internal Revenue Code, it is expected that you will have a “separation from service,” within the meaning of section 409A, from the Company on March 31, 2015.

2. Consulting Fee. As full and exclusive consideration for the Services, Radian shall pay you a monthly retainer equal to $10,000 per month, which shall be payable to you in arrears in the month following the month in which the retainer is earned.

3. Location of Performance of Services/Travel Expenses. It is anticipated that you will perform the Services remotely from your home, and occasionally, if reasonably requested by Radian, onsite at the Company’s offices at mutually agreeable dates and times. Radian will reimburse you for the reasonable expenses related to your travel as requested by Radian, including to Radian’s offices, in accordance with Radian’s business expense reimbursement policies.

4. Restrictive Covenants. You acknowledge and agree that you remain subject to the non-competition, non-solicitation, and confidentiality covenants and agreements (collectively the “Restrictive Covenants”) set forth in the Agreement between you and Radian dated December 30, 2010 and in the stock option and restricted stock unit grant agreements between you and Radian (collectively the “2010 Agreement and Equity Agreements”). You hereby agree that the term “Restricted Period” in the 2010 Agreement and Equity Agreements (which is the period during which the non-competition and non-solicitation Restrictive Covenants remain in effect) is hereby amended to mean the period during your employment with the Company and continuing thereafter until December 31, 2016. In addition to any other remedies applicable to the Restrictive Covenants, if you breach any Restrictive Covenant, you will forfeit any right to compensation under this Agreement, and you may be required to return to the Company any amounts previously paid pursuant this Agreement.

5. Taxes. You shall perform the Services to be provided hereunder as an independent contractor. You shall be responsible for the payment of all applicable taxes arising from your performance of, and payment for, the Services, including without limitation any income and self-employment taxes. The parties agree that the Company shall not withhold any amounts for taxes or pay any of the taxes or fees contemplated in the preceding sentence in connection with your Services to the Company. The Company will report all compensation income under this letter agreement on a Form 1099.

6. Independent Contractor Relationship. Nothing in this letter agreement shall be construed to create any association, partnership, joint venture or relationship of principal and agent or employer and employee between you and the Company or to provide any party with the right, power or authority to create any such duty or obligation on behalf of the other party. You shall not hold yourself out as an affiliate, agent, officer, director or employee of or partner, joint venturer, co-principal or co-employer with the Company; provided that nothing herein shall prevent you from referring to yourself as a consultant to the Company. You shall not be treated as an employee of the Company for any purpose, including, without limitation, for the purposes of any employee or fringe benefits provided by the Company to its employees including, without limitation, employee insurance, pension, savings, medical, health care, fringe benefit, stock option, equity compensation, deferred compensation or bonus plans, or for withholding tax purposes. There is no employer/employee relationship established by this letter agreement, nor does this letter agreement or the Services hereunder create a promise, actual or implied, of future employment with the Company or any other entity, or for a right to any compensation in lieu of an offer of such employment. Nothing in this letter agreement shall affect your right to receive any vested benefits that you are entitled to receive under Company benefit plans with respect to your employment with the Company that will end March 31, 2015.

7. Consultant Representations. You represent and warrant to Radian that:

a. your execution and delivery of this letter agreement and the performance of the Services will not violate the provisions of any agreement to which you are a party or are otherwise bound or any judicial decree or order to which you are bound;

b. you are not a party to any existing agreement, and during the Term you will not become a party to an agreement, that would prevent you from performing your obligations hereunder or that could conflict with, impair or adversely affect your performance under this letter agreement; and

c. the performance of the Services and the manner of such performance by you do not and will not violate or in any way infringe upon any rights of third parties, including property, contractual, employment, trade secrets, proprietary information and non-disclosure rights, or any trademark, copyright, patent or other intellectual property rights.

d. during the Term, you shall not provide services to others that would be in conflict with the Services under this letter agreement or that would otherwise conflict with the Company’s interests.

8. You shall observe and comply with:

a. all applicable laws, rules and regulations in the performance of the Services; and

b. Radian’s policies and procedures that are applicable to consultants.

9. Assignment. Neither you, on the one hand, nor Radian, on the other hand, may assign or delegate any of your or its rights, duties or obligations hereunder without the prior written consent of the other party; provided that Radian may assign this letter agreement to any of its affiliates. This letter agreement shall inure to the benefit of, and be binding upon, the parties’ successors. Any purported assignment in violation hereof shall be null and void and of no effect.

10. Term and Termination.

a. The term of this letter agreement will commence on April 1, 2015 and shall continue through December 31, 2015, or until terminated earlier by either party as described below (the “Term”).

b. You may terminate the Services at any time upon not less than 15 days prior written notice to Radian. Radian may terminate the Services immediately for Cause (as defined below). In the event of termination of the Services by either party, Radian shall be obligated to pay you only for the Services rendered before the date of termination in accordance with this letter agreement.

c. The term “Cause” shall mean your (i) misappropriation of funds with respect to the Company, (ii) breach of any provision of this letter agreement or any Restrictive Covenant, (iii) conviction of a crime involving moral turpitude, or (iv) gross misconduct in the performance of the Services.

d. The provisions of Section 4 shall survive any termination of this letter agreement.

11. Applicable Law. This letter agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles. The parties hereto agree to the exclusive jurisdiction of the federal and Delaware state courts located in the State of Delaware for all matters arising under this letter agreement. Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this letter agreement or the transactions contemplated hereby.

12. Integrated Agreement. This letter agreement constitutes the entire understanding and agreement between you and Radian concerning the subject matter hereof. This letter agreement supersedes all prior written or oral agreements or understandings existing between you and the Company concerning the subject matter hereof, except that the Restrictive Covenants described in Section 4 of this letter agreement shall remain in full force and effect.

If the foregoing correctly sets forth the agreement between us, please so indicate by signing the copy of this letter agreement in the space set forth below and returning it to me, whereupon it shall constitute our binding agreement.

Very truly yours,

RADIAN GROUP INC.

By:	/s/ Anita Scott
	Name:	Anita Scott
	Title:	Senior VP
	Date:	12/16/2014

ACKNOWLEDGEMENT AND ACCEPTANCE

I acknowledge receipt of this letter agreement setting forth the terms and conditions governing the engagement to perform Services as an independent contractor. I agree to all terms and conditions of this letter agreement, including the Restrictive Covenants described in Section 4 of this letter agreement.

/s/ C. Robert Quint
C. Robert Quint
Date: 12/16/2014